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                                                                    Exhibit 99.1

News Release

For information contact:
Media - Anne M. Knisely (713) 309-2643
Investors - Doug Pike (713) 309-7141

              Equistar to Sell $450 Million of 10-5/8% Senior Notes

     HOUSTON, April 16, 2003 - Equistar Chemicals, LP, a joint venture of Lyondell Chemical Company (NYSE: LYO) and Millennium Chemicals Inc. (NYSE: MCH), today announced it will sell $450 million of 10-5/8% senior notes at par in a private placement offering announced earlier this week. The notes will mature May 1, 2011, and are redeemable by Equistar at specified premiums on or after May 1, 2007. Equistar will use the net proceeds to prepay $300 million of 8-1/2% bonds due in 2004 and approximately $122 million of the $296 million of outstanding term loans under Equistar's credit facility, plus any applicable premiums. The offering is expected to close April 22, 2003.

     The senior notes will be offered only to qualified institutional buyers and other eligible purchasers in a private placement offering. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

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FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, future global economic conditions, further increases in raw material and/or energy costs, access to capital markets, industry production capacity and operating rates, the supply/demand balance for Equistar's products, competitive products and pricing pressures, technological developments, changes in governmental regulations and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Equistar's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission in March 2003.